EXHIBIT 16.1

December 18, 2003

Securities and Exchange Commission

450 Fifth Street, N.W

Washington, D.C. 20549

Commissioners:

We have read the statements made by salesforce.com, inc. under the caption, “Change in Independent Accountants,” in the Company’s registration statement on Form S-1 dated December 18, 2003. We agree with the statements concerning our Firm in that section of such Form S-1.

Very truly yours,

/s/  PricewaterhouseCoopers LLP

San Jose, California